EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CombiMatrix Corporation, pertaining to the 2006 Stock Incentive Plan, of our report dated March 17, 2015, with respect to our audit of the consolidated financial statements of CombiMatrix Corporation as of December 31, 2014 and 2013, and for each of the years then ended, included in CombiMatrix Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ HASKELL & WHITE LLP

Irvine, California

July 9, 2015